Exhibit 14.1

Code of Business Conduct and Ethics

Micronet Enertec Technologies, Inc.

INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of Micronet Enertec Technologies, Inc. (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards.

This Code applies to all of our directors, officers and employees. We refer to all persons covered by this Code as “Company employees” or simply “employees.” We also refer to our Chief Executive Officer, our Chief Financial Officer and any person serving as our controller as our “principal financial officers.”

Ethical business conduct is critical to our business. Each employee and director is expected to read and understand this Code, uphold these standards in day-to-day activities and comply with all applicable policies and procedures. Because the principles described in this Code are general in nature, you should also review the Company’s other applicable policies and procedures for more specific instruction, and contact a member of the Company’s Nominating and Governance Committee (the “Governance Committee”) if you have any questions. Members of the Company’s Governance Committee are identified on the Company’s website and in the Company’s annual proxy statement.

You should sign the acknowledgement form at the end of this Code and return the form to the Company indicating that you have received, read, understand and agree to comply with the Code. The signed acknowledgement form will be located in your personnel files.

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact a member of the Governance Committee.

Reporting Violations of the Code

All employees have a duty to report any known or suspected violation of this Code, including any violation of the laws, rules, regulations or policies that apply to the Company. If you know of or suspect a violation of this Code, immediately report the conduct to your supervisor or a member of the Governance Committee, who will work with you and your supervisor to investigate your concern. If you do not feel comfortable reporting the conduct to your supervisor or you do not get a satisfactory response, you may contact a member of the Governance Committee directly. A sufficiently detailed description of the factual basis for the allegations should be given in order to allow for an appropriate investigation. All reports of known or suspected violations of the law or this Code will be handled sensitively and with discretion. Your supervisor, the Governance Committee and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern.

It is Company policy that any employee who violates this Code will be subject to appropriate discipline, which may include termination of employment. This determination will be based upon the facts and circumstances of each particular situation. An employee accused of violating this Code will be given an opportunity to present his or her version of the events at issue prior to any determination of appropriate discipline. Employees who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

Waivers of the Code

Any waiver or amendment of any provision of this Code must be approved in writing. Waivers of this Code for employees may be made only by an executive officer of the Company. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the Nasdaq Capital Market or other national securities exchange on which our common stock is traded.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

•	Outside Employment. No employee should be employed by or provide any services to a company that is a customer, supplier or competitor of the Company. Further, no employee should take part in any activity that enhances or supports a competitor’s position.

•	Improper Personal Benefits. No employee should obtain any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

•	Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that is a customer, supplier or competitor of the Company. A “significant financial interest” means (i) ownership of greater than 1% of the equity of a customer, supplier or competitor or (ii) an investment in a customer, supplier or competitor that represents more than 5% of the total assets of the employee. An employee must first obtain approval from the Governance Committee before acquiring a significant financial interest in any customer, supplier or competitor of the Company.

•	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that is a customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

•	Service on Boards and Committees. No employee should serve on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company. To avoid confusion, it is a conflict of interest to serve on a board of directors or trustees or on a committee of any company that competes with the Company. Although an employee may serve as a director of a Company supplier, customer, or other business partner, our policy requires that he or she first obtain approval from the Company’s Governance Committee before accepting such directorship.

•	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company. As a general rule, employees should avoid conducting Company business with a family member, or with a business in which a family member is associated in any significant role. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption. If a family member transaction is unavoidable, an employee must fully disclose the nature of the family member transaction to the Company’s Governance Committee, which must review and approve the transaction in writing in advance. Family member transactions involving the Company’s directors and executive officers must be reviewed and approved in writing in advance by the Company’s Board of Directors. The Company will report any material family member transaction as required by applicable accounting rules, federal securities laws, SEC rules and regulations, and securities market rules. Any dealings with a family member approved by the Board of Directors or its committee must be fair to the Company and the family member and be conducted in such a way that no preferential treatment is given to the Company or the family member.

Disclosure of Conflicts of Interest

The Company requires that employees disclose any situations that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it to your supervisor or a member of the Governance Committee. Your supervisor or a member of the Governance Committee will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property, information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Governance Committee and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

Confidential Information

Employees have access to a variety of confidential information while employed at the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company.

Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to a senior officer of the company.

GIFTS AND ENTERTAINMENT

The giving and receiving of gifts is a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. However, gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from customers or suppliers only if the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:

•	Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

o	The items are of reasonable value;
o	The purpose of the meeting or attendance at the event is business related; and
o	The expenses would be paid by the Company as a reasonable business expense if not paid for by another party.

Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other customers, suppliers or vendors.

•	Advertising and Promotional Materials. You may occasionally accept or give advertising or promotional materials of nominal value.

•	Personal Gifts. You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment. You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.

If you conduct business in countries outside of the United States, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of or a member of the Governance Committee, which may require you to donate the gift to an appropriate community organization or take other appropriate action. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or a member of the Governance Committee for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S., state or local governments. If you have any questions about this policy, contact your supervisor or a member of the Governance Committee for additional guidance.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and other disclosures to the public and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files and all other records maintained in the ordinary course of our business.

All Company records must be complete, accurate and reliable in all material respects. Undisclosed or unrecorded funds, payments or receipts are inconsistent with our business practices and are prohibited. You are responsible for understanding and complying with our record keeping policy. Ask your supervisor if you have any questions.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company, we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability.

The Company’s principal financial officers have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or a member of the Governance Committee.

CONCLUSION

This Code of Business Conduct and Ethics contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or a member of the Governance Committee. We expect all Company employees to adhere to these standards.

This Code of Business Conduct and Ethics, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. We reserve the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.